RADCLIFF FRANDSEN DONGELL & LAWRENCE LLP
707 Wilshire Boulevard
45th Floor
Los Angeles, CA 90017

213-614-1990 - voice
213-489-9263 - fax

rfrandsen@rfdllawyers.com

May 30, 2002

Mr. David Calkins
President and CEO
Pacel Corp.
8870 Rixlew Lane
Suite 201
Manassas, VA 20109

RE: Pacel Corp. Issuance of Common Shares for prospective
Issuance as compensation to two (2) Consultants

Dear Mr. Calkins:

I have been asked to act as counsel to Pacel Corp.
("Pacel") only in connection with the registration with the Securities and Exchange Commission on Form S-8 for shares of Pacel Corp. common stock ("Shares") that may be issued in connection with certain Consulting Agreement with Mr.
Scott W. Absher and  Mr. George LeFevre for 5,000,000
Shares each (the "Consulting Contract"). I have acted as counsel to Pacel only on a limited basis in the past. In connection with that registration, I have reviewed the Board of Director's minutes relating to the proposed issuance of the Shares, the Pacel Articles of Incorporation and amendments thereto, the Pacel Bylaws and amendments thereto, and such other documents and matters as I have deemed necessary to the rendering of the following opinion.
Based upon that review, it is my opinion that the Shares when issued in conformance with the terms and conditions of the Consulting Contract, will be issued in substantial compliance with Virginia law.

I express no opinion as to the application of other state or federal securities laws or other laws regarding the issuance and sale of the Shares. I am not licensed to practice law in the State of Virginia.

I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to me under the heading "Interests of Named
Experts and Counsel" in the registration statement, but I do not consent to any other use of this letter without my prior written consent.

Very truly yours,

RADCLIFF FRANDSEN DONGELL & LAWRENCE LLP

By /s/ Russell M. Frandsen